UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported): December 23, 2010

Value Line, Inc.
(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation)	0-11306 (Commission File Number)	13-3139843 (I.R.S. Employer Identification No.)

220 East 42nd Street
New York, New York
(Address of Principal Executive Offices)
10017
(Zip Code)

(212) 907-1500
(Registrant’s Telephone Number, Including Area Code)

 Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

As of December 23, 2010, Value Line, Inc. (“Value Line”) completed its previously announced restructuring of its asset management business (the “Transaction”) under EULAV Asset Management (“EAM”), a Delaware statutory trust.  As part of the Transaction: (1) EULAV Securities, Inc. (“ESI”), a New York corporation and wholly-owned subsidiary of Value Line that acted as the distributor of the 14 Value Line Mutual Funds (the “Value Line Funds”), was restructured into a Delaware limited liability company named EULAV Securities LLC; (2) Value Line transferred 100% of Value Line’s interest in EULAV Securities LLC to EULAV Asset Management, LLC (“EAM LLC”), a Delaware limited liability company and a wholly-owned subsidiary of Value Line that acted as the investment adviser to the Value Line Funds and certain separate accounts; (3) EAM LLC was converted into EAM; and (4) EAM admitted Mitchell Appel, Avi T. Aronovitz, Richard Berenger, Howard B. Sirota and R. Alastair Short (the “Shareholders”) as holders of profits interests and Value Line restructured its ownership interests in EAM as described below. Pursuant to EAM’s Declaration of Trust (the “Declaration of Trust”), Value Line has no voting authority with respect to the election or removal of the trustees of EAM and holds an interest in certain revenues of EAM and a portion of the residual profits of EAM.  The Shareholders were selected by the independent directors of Value Line and hold residual profits interests in EAM.  The Shareholders paid no consideration in exchange for their interests in EAM.

The business and affairs of EAM will be managed by five individual trustees (collectively, the “Trustees”) and by its officers subject to the direction of the Trustees.  The initial Trustees are Mitchell Appel, Avi T. Aronovitz, Richard Berenger, Howard B. Sirota, R. Alastair Short and a Delaware resident trustee, The Corporation Trust Company, that exercises no authority.  Value Line holds non-voting interests in EAM that entitle Value Line to receive a range of 41% to 55% of EAM’s revenues (excluding distribution revenues) from EAM’s mutual fund and separate account business.  In addition, Value Line will receive 50% of the residual profits of EAM (subject to temporary increase in certain limited circumstances).  The Shareholders will receive the other 50% of residual profits of EAM.  EAM will elect to be taxed as a pass-through entity similar to a partnership.   The Declaration of Trust also provides for distribution of proceeds in the event of a full or partial sale of EAM in accordance with capital accounts (currently approximately $56 million held entirely by Value Line) and then in accordance with a sharing formula set forth in the Declaration of Trust.

EAM is authorized as part of the Transaction to use the name “Value Line” for the Value Line Funds provided certain limitations are respected in use of the name.

Mitchell Appel, formerly the president of ESI and EAM LLC as well as of each of the Value Line Funds, is one of the Shareholders of EAM and, effective December 23, 2010, was appointed the first Chief Executive Officer of EAM.  As previously disclosed in Value Line’s Form 10-Q for the fiscal quarter ended October 31, 2010, filed with the Securities and Exchange Commission (the “SEC”) on December 14, 2010, Mitchell Appel resigned his positions as Chief Financial Officer and a director of Value Line on December 9, 2010.

Consummating the Transaction involved EAM entering into new investment advisory agreements with the Value Line Funds that were approved by the shareholders of the Value Line Funds and do not differ in substance from the previous investment advisory agreements.  The Transaction was approved by the Board of Directors of Value Line (with Messrs. Appel and Sarkany abstaining), as being in the best interest of Value Line and its shareholders. The new investment advisory agreements with the Value Line Funds that were necessary for the Transaction to proceed were approved by the board of trustees/directors of the Value Line Funds, who were not asked to and did not approve the Transaction or its terms.

The Transaction enabled Value Line and the indirect holder of a majority of its voting stock to comply with an SEC order issued on November 4, 2009 that required the indirect shareholder to disassociate from Value Line’s regulated entities.  By order dated November 2, 2010, the SEC extended the deadline for compliance until December 24, 2010.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02 (c)  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2010, Value Line appointed John A. McKay Chief Financial Officer, effective December 23, 2010.

Prior to joining Value Line, Mr. McKay, 51, was Senior Vice President and Chief Financial Officer of Mitsui Foods, Inc. from April 2007 to December 2009.  Prior to his tenure at Mitsui Foods, Inc., Mr. McKay was employed by Langenscheidt Publishing Group as Executive Vice President and Chief Financial Officer from March 2002 to March 2007.

No family relationships exist between Mr. McKay and any of Value Line’s directors or executive officers. There are no arrangements between Mr. McKay and any other person pursuant to which Mr. McKay was selected as an officer, nor are there any transactions to which Value Line was or is a participant and in which Mr. McKay has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 9.01.  Financial Statements and Exhibits.

(b)  Pro forma financial information.

The Unaudited Pro Forma Combined Statements of Income of Value Line for the fiscal year ended April 30, 2010 and the six-month period ended October 31, 2010 and the Unaudited Pro Forma Consolidated Condensed Balance Sheet of Value Line as of October 31, 2010 illustrating the estimated effect of the Transaction as required by Article 11 of Regulation S-X were included in pages 16 – 19 in the Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2010, filed with the SEC on December 14, 2010.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VALUE LINE, INC.

Dated: December 27, 2010	By:	/s/ Howard A. Brecher
	Name:	Howard A. Brecher
	Title:	Acting Chairman and Acting
Chief Executive Officer